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                     [WILENTZ GOLDMAN & SPITZER LETTERHEAD]






                                 August 12, 1999

The Chase Manhattan Bank
as Indenture Trustee on behalf of the holders of the Exchange Notes (as defined below)
450 West 33rd Street
New York, New York 10001

        RE: U.S.$300,000,000 7.125% EXCHANGE NOTES, SERIES A, DUE
                                DECEMBER 17, 2003

Ladies and Gentlemen:

        We have acted as special counsel to Newcourt Credit Group Inc., an Ontario corporation ("Newcourt"), and AT&T Capital Corporation, a Delaware corporation ("AT&T Capital"), for purposes of rendering the opinions hereinbelow set forth.

        We refer to the Registration Statement on Form F-4 (the "Registration Statement") being filed by Newcourt and AT&T Capital with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of Newcourt's U.S.$300,000,000 7.125% Exchange Notes, Series A, Due December 17, 2003 (the "Exchange Notes") guaranteed as to payment of principal, premium, if any, and interest by AT&T Capital pursuant to the Guarantee dated as of December 15, 1998 (the "Guarantee") issued by AT&T Capital in favor of The Chase Manhattan Bank, as trustee (the "Trustee"). The Exchange Notes are to be issued under the Indenture dated as of December 15, 1998 (the "Indenture") between Newcourt and the Trustee. Newcourt and AT&T Capital intend to offer, upon the terms and subject to the conditions set forth in the Registration Statement, to exchange (the "Exchange Offer") $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of its 7.125% Notes, Series A, Due December 17, 2003 (the "Old Notes"), of which $300,000,000 aggregate principal amount is outstanding.







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[WILENTZ GOLDMAN & SPITZER LOGO]                        The Chase Manhattan Bank
                                                                 August 12, 1999
                                                                          Page 2


        This opinion is being delivered to you pursuant to the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act.

        In connection with rendering this opinion, we have examined (i) an executed copy of the Indenture, (ii) the form of the Exchange Notes and (iii) the form of Guarantee (the documents described in clauses (i) through (iii) above are collectively hereinafter referred to as the "Documents"), and we have made such further investigation of fact and law as we deemed necessary and appropriate.

        In our examination, we have assumed the legal capacity of all natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In rendering this opinion, we have assumed that all parties executing the Documents have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, authentication, to the extent required by the terms of the Documents, and due execution and delivery by such parties of such Documents. We have assumed that Canadian Law (as hereinafter defined) to the extent applicable to the execution, delivery, issuance, offering and/or sale of the Exchange Notes, the Guarantee and/or the Indenture has been compiled with. As to any facts material to the opinions expressed herein which we did not independently establish or verify, we have relied upon the accuracy and completeness of the representations of Newcourt and AT&T Capital contained in the documents reviewed by us. Additionally, we have assumed that at the time of the issuance of the Exchange Notes, the Registration Statement, as finally amended, shall have been declared effective under the Securities Act of 1933, as amended (the "Securities Act") and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall have been initiated or threatened by the Securities and Exchange Commission and any prospectus or prospectus supplement required to be delivered to a purchaser thereof pursuant to the Securities Act shall have been duly delivered. We have further assumed that at the time of the issuance of the Exchange Notes, the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended. Notwithstanding anything contained herein to the contrary, no assumption or limitation hereinafter set forth in this opinion shall be construed to limit or otherwise affect any assumptions or limitations hereinbefore set forth in this opinion.

        Based upon the foregoing, and subject to the assumptions, qualifications, and limitations set forth herein, we are of the opinion that, when the Exchange Notes have been duly executed, delivered and authenticated as specified in the Indenture and delivered against payment therefor in accordance with the terms and conditions of the Exchange Offer:

               (i) the Exchange Notes will constitute valid and binding obligations of Newcourt enforceable in accordance with their terms; and







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[WILENTZ GOLDMAN & SPITZER LOGO]                        The Chase Manhattan Bank
                                                                 August 12, 1999
                                                                          Page 3



               (ii) the Guarantee will constitute the valid and binding obligation of AT&T Capital enforceable in accordance with its terms.

The foregoing opinions are subject to the effect of bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, arrangement, liquidation, conservatorship and moratorium laws and subject to the limitations imposed by other laws and judicial decisions relating to or affecting the rights of creditors generally, to general principles of equity, regardless of whether enforcement is considered in proceedings in equity or at law, and to an implied covenant of good faith and fair dealing.

        The opinions set forth in this letter are limited to the laws of the State of New York. In addition, without limiting the foregoing sentence, we express no opinion as to (i) the laws of Canada, its provinces or any political subdivision thereof ("Canadian Law"), (ii) compliance by any party with the provisions of the United States federal securities laws, including the Securities Act, applicable to the issuance, offer and/or sale of any of the Exchange Notes or the Guarantee and (iii) the application of the securities or blue sky laws of the various states to the issuance, offer and/or sale of the Exchange Notes or the Guarantee or compliance by any party therewith.

        This opinion letter is rendered as of the date hereof and we undertake no, and disclaim any, obligation to advise you of any changes in any matter set forth herein, regardless of whether changes in such matters come to our attention after the date hereof. We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to all references to this firm or this opinion included in or made a part of the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act. Except as set forth in the preceding sentence, this opinion may not be quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or relied upon by other than the addressee hereof or for any other purpose without out prior written consent.

                                         Very truly yours,

                                          /s/ WILENTZ, GOLDMAN & SPITZER, P.A.